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                                                                    Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 2, 2002

Dear Sir/Madam:

We have read the second and third paragraphs of Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in Registrant's Certifying Accountant, included in Amendment No. 3 to Form S-1 Registration Statement dated May 3, 2002 of Altiris, Inc. to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP


cc:  Gregory S. Butterfield, President and CEO, Altiris, Inc.